UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )
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COVANTA HOLDING CORPORATION

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COVANTA HOLDING CORPORATION
445 South Street
Morristown, New Jersey 07960

SUPPLEMENT TO THE PROXY STATEMENT
FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 8, 2014
The following information supplements and amends the proxy statement (the “Proxy Statement”) of Covanta Holding Corporation (“we,” “us,” “our,” the “Company,” or “Covanta”) furnished to stockholders of the Company in connection with the solicitation of proxies by the Board of Directors (the “Board”) of the Company for the 2014 Annual Meeting of Stockholders and any adjournment or postponement thereof (the “Annual Meeting”). Capitalized terms used in this supplement to the Proxy Statement (this “Supplement”) and not otherwise defined have the meaning given to them in the Proxy Statement. This Supplement is being filed with the Securities and Exchange Commission (the “SEC”) and is being made available to stockholders on April 25, 2014.

THE PROXY STATEMENT CONTAINS IMPORTANT ADDITIONAL INFORMATION AND THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

Only stockholders of record as of the close of business on March 10, 2014 are entitled to receive notice of and to vote at the Annual Meeting. We believe that our disclosures made in the Proxy Statement were fulsome, satisfied all of the Company’s disclosure obligations, and provided sufficient information to allow our stockholders to make an informed judgment concerning each of the proposals contained therein. The following supplemental disclosure concerning Proposal No. 3 is therefore in addition to the information required to be provided to the Company’s stockholders under the applicable proxy disclosure rules.

Supplemental Disclosure Concerning Proposal No 3: Approval of the Equity Award Plan for Employees, Officers and Directors

As described in the Proxy Statement, the Covanta Holding Corporation 2014 Equity Award Plan (the “Plan”) is designed to promote the interests of the Company (including its subsidiaries and affiliates) and our stockholders by using equity interests to attract, retain and motivate its management, directors and other eligible persons, to encourage and reward such persons' contributions to the performance of the Company and to align their interests with the interests of our stockholders. The Compensation Committee and the Board believe that the ability to provide equity-based incentives has been, and will continue to be, vital to the Company’s ability to continue to attract and retain individuals in the competitive labor markets in which we compete. The Plan, if approved by our stockholders, will replace both the Covanta Holding Corporation 2004 Equity Award Plan for Employees and Officers (the “2004 Employee Plan”) and the Covanta Holding Corporation 2004 Equity Award Plan for Directors (the “2004 Director Plan” and together with the 2004 Employee Plan, the “Former Plans”). The Former Plans each had a ten-year term expiring in October, 2014; the Plan simply replaces the Former Plans, providing the Compensation Committee with the renewed ability to continue to use equity interests as part of its overall compensation decision-making to accomplish the goals noted above. As of March 14, 2014, (1) 920,595 shares of common stock remained available for issuance under the 2004 Employee Plan and (2) 95,222 shares of common stock remained available for issuance under the 2004 Director Plan. The Plan contemplates a total of 7,015,817 shares of common stock being available for issuance under the Plan, which consists of (1) 920,595 shares of common stock remaining available for issuance under the 2004 Employee Plan, (ii) 95,222 shares of common stock remaining available for issuance under the 2004 Director Plan, and (iii) 6,000,000 new shares authorized for issuance under the Plan, plus, other shares, if any, that become available pursuant to the terms of the Plan. The Company has not sought an increase in the number of shares issuable under the Former Plans since May 1, 2008.

We are committed to effectively managing our employee equity compensation programs while minimizing stockholder dilution. For this reason, in administering our equity compensation program, we consider both our “burn rate” and our “overhang” in evaluating the impact of the program on our stockholders. We define “burn rate” as the number of equity awards granted during the year, divided by the weighted average number of shares of common stock outstanding during the period. The burn rate measures the potential dilutive effect of our equity grants. We define “overhang” as the number of full value awards granted (but not yet vested or issued) and stock options granted (but not yet exercised) divided by the number of shares of common stock outstanding at the end of the period.

Potential Dilutive Impact of Plan

Burn Rate Analysis. The Compensation Committee approved and recommended that the Board approve the Plan, which would increase the number of available shares of common stock to 7,015,817, based on its analysis that this amount will be sufficient to cover awards for at least five years depending on the price of our common stock at the time of actual grants. The Board subsequently approved the Plan, subject to approval by our stockholders. In setting the amount of shares subject to the Plan, the Compensation Committee and the Board considered the historical amounts of equity awards the Company has granted in the past three years. In fiscal years 2011, 2012 and 2013, the Company granted under the Former Plans equity awards representing a total of approximately 801,000 shares, 887,000 shares, and 853,000 shares, respectively. Using grants under the Former Plans, the Company calculated its three-year average equity share usage at 0.63%. The Company also calculated its burn rate pursuant to proxy advisory firm Institutional Shareholder Services, Inc.’s (“ISS”) methodology which applies a multiple of three to each full-value share granted. The three year average ISS burn rate was 1.90%, which was well below the ISS burn rate cap guideline of 4.37% for our four-digit Global Industry Classifications Standard industry group. Furthermore, in its annual voting recommendations, ISS recommended that stockholders vote “FOR” the Plan. The Compensation Committee intends to manage Covanta’s burn rate by continuing to meet ISS policy guidelines and, in connection with that, believes the 7,016,404 shares of common stock for which stockholder approval is being sought, of which 6,000,000 represents an increase from the shares currently authorized for issuance, represents an appropriate increase at this time.

Overhang Analysis. In setting the amount of additional shares to be subject to the Plan, the Compensation Committee and the Board also considered the total amount of awards outstanding under existing grants. As of March 10, 2014, (1) awards covering an aggregate of 4,409,129 shares of common stock were outstanding under the Former Plans, (2) 95,222 shares of common stock were available for issuance under the 2004 Director Plan and (3) 921,182 shares of common stock were available for issuance under the 2004 Employee Plan (if the Plan is approved, the shares available for issuance under the Former Plans will be moved to the Plan and no new awards will be made under the Former Plans). Accordingly, our outstanding awards and shares available for issuance under all equity plans, consisting of approximately 5.4 million shares of common stock (commonly referred to as the “overhang”), represented approximately 4% of our outstanding shares of common stock as of March 10, 2014. If stockholders approve the Plan, an additional 6,000,000 shares will be available for future grants, which will bring the total overhang to approximately 8%, which we believe is within industry norms.

Projected Equity Award Grants. While the terms of the Plan specify the maximum number of shares of common stock that may be subject to awards under the Plan, the actual grant of awards to employees (including officers) and directors will continue to be subject to the Compensation Committee’s and the Board’s business judgment and discretion. As evidenced by our low burn rate (as defined by ISS policy guidelines) and the fact that we have not sought to authorize and increase in common shares since 2008, the Compensation Committee and the Board have been judicious in granting such awards and have displayed a sensitivity to minimizing the impact of the potential dilution that such awards could have on our stockholders. However, as the Plan does not contemplate the amount or timing of specific equity awards, it is not possible to calculate the amount of subsequent dilution that may ultimately result from such awards. Based on the foregoing, the Compensation Committee and the Board believe that the Plan, which represents an increase of 6,000,000 shares of common stock above the combined shares of common stock available as of March 14, 2014 under the Former Plans, is appropriate at this time.

Criteria Relied Upon for Equity Award Grant Decisions

In making its decisions regarding equity award grants, the Compensation Committee generally considers the scope of the potential grantee’s responsibility at Covanta, the relative internal value to Covanta of the position, the potential grantee’s experience, past performance, and expected future contributions to Covanta, the need to attract or retain the particular potential grantee, and, in the case of executive officers, peer group data provided by the Compensation Committee’s independent consultant. The Compensation Discussion and Analysis, found on pages 22-37 of the Proxy Statement, describes in further detail the criteria and measures used by the Compensation Committee in making equity award grant determinations for our Named Executive Officers in 2013. These determinations are in turn submitted by the Compensation Committee to the Board for ratification. The Compensation Committee and Board intend to continue to consider the Company’s equity expenditures in a manner that effectively attracts, retains, and motivates individuals to achieve long-term value creation in line with the interests of our stockholders.

Our Security Ownership Guidelines

Stockholders should also consider the Company’s security ownership guidelines that define ownership expectations for directors and certain executive officers. We believe that our directors and executive officers should have a significant financial stake in the Company to encourage alignment of their interests with those of our stockholders. The security ownership guidelines for our directors and executive officers are addressed on pages 10 and 36 of the Proxy Statement, respectively. The Company’s security ownership guidelines contemplate that non-employee directors should own at least 15,000 shares of common stock, and that executive officers should hold Company securities equal in value to four times base salary (for our Chief Executive Officer), three times base salary (for Executive Vice Presidents), two times base salary (for Senior Vice Presidents) or one times base salary (for Vice Presidents). The Compensation Committee annually reviews each executive officer’s progress toward meeting the stock ownership guidelines.

Our Recommendation

In light of the factors described above and in the Proxy Statement, including the limited increase in the total number of shares of common stock available for issuance as future equity awards, the fact that the Company has not sought an increase in shares of common stock available for issuance as equity awards since 2008 and the fact that the Plan is expiring and the Compensation Committee believes that the ability to grant equity compensation is vital to the Company’s ability to continue to attract, motivate, reward, and retain individuals, THE BOARD RECOMMENDS VOTING “FOR” APPROVAL OF THE COVANTA HOLDING CORPORATION 2014 EQUITY INCENTIVE PLAN.

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The inclusion of this information in this Supplement should not be regarded as an indication that the assumptions used to determine the number of additional shares will be predictive of actual future equity grants. These assumptions are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, as amended. These statements involve known and unknown risks, uncertainties, assumptions and other factors which may cause our actual results, performance or achievements to be materially different from any results, performance or achievements expressed or implied by such forward-looking statements, including our ability to attract and retain talent, achievement of performance metrics with respect to certain equity-based awards, and others described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and our other filings with the SEC.